*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.20

This AMENDED AND RESTATED HOSTING AGREEMENT (this “Agreement”), effective as of May 12, 2021 (the “Agreement Date”), is entered into by and between Cipher Mining Technologies Inc., a Delaware corporation (“Cipher”), and 500 N 4th Street LLC, a Delaware limited liability company (“Standard Power” and together, the “Parties”).

RECITALS

WHEREAS, the Parties entered into a Hosting Agreement, dated April 1, 2021, as amended by that certain letter amendment dated April 28, 2021 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend and restate, terminate and supersede the Original Agreement in its entirety with this Agreement; and

WHEREAS, Cipher is in the business of mining Bitcoins (“Mining”); and

WHEREAS, Cipher has entered into a definitive agreement for a business combination (the “SPAC Transaction”) with Good Works Acquisition Corp., a U.S. publicly traded special purpose acquisition company, and, upon closing of the SPAC Transaction, the combined company will be named Cipher Mining Inc. and is expected to be listed on Nasdaq under the new ticker symbol “CIFR”; and

WHEREAS, Standard Power is, or at all relevant times hereafter will be, the owner or triple net lessee with an option to purchase of facilities located in [***], [***], and [***], Ohio, of which [***] will be included in Schedule 1 on the Agreement Date and [***] and [***] or any other facility may be added pursuant to Article 1 paragraph 3(c) sub-paragraph (iii) (each a “Facility” and collectively the “Facilities”) which are well-suited for accommodating the equipment, services and processes which Cipher desires to pursue; and

WHEREAS, the Parties desire (a) to have bitcoin mining equipment delivered to one or more of the Facilities to generate computational power there and (b) to have Standard Power (i) host the Miners (as defined below) in specialized containers and provide the electrical power and transmission and connection equipment necessary for the Mining, and (ii) host, operate and manage the Miners there, in each case in accordance with the terms and conditions of this Agreement set forth below; and

WHEREAS, the Parties agree that Standard Power will create the infrastructure to accommodate Cipher Miners with a capacity of 200MWs and that Cipher will only be obligated to deliver such Miners to Standard Power upon the satisfaction by Standard Power of the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

AGREEMENT

ARTICLE I

Hosting Agreement; Availability Schedule

1. The Miners. Subject to the conditions (including Standard Power delivering the relevant Facilities) set forth hereinbelow, Cipher agrees to provide to Standard Power Bitcoin miners (each a “Miner” and collectively the “Miners”) with a specified energy utilization capacity of Two Hundred Megawatts (200 MWs) (or more if agreed to by the Parties, such 200 MWs or agreed higher capacity being the “Total Utilizable Capacity”) necessary to generate computational power at the Facilities, which Miners Cipher is acquiring from Bitfury Top HoldCo B.V., or an affiliate thereof (collectively “Bitfury”) or from another supplier of equivalent Miners. Provided that the Facilities and the Required Power (as defined below) are available to Cipher pursuant to paragraph 2 and paragraph 3 below, the Miners will be provided to Standard Power under the Availability Schedule attached hereto as Schedule 1 and made a part hereof (as amended from time to time in accordance with this Agreement, the “Availability Schedule”) according to the process defined in paragraph 3 below. In connection therewith, Cipher has entered into a standalone master services and supply agreement with Bitfury (the “MSSA”) pursuant to which Bitfury is contractually obligated to Cipher to perform certain data center maintenance services.

2. The Facilities. Standard Power shall provide the electric power infrastructure, including containers, necessary to operate Miners with a specified energy utilization capacity of at least Forty Megawatts (40 MWs) at the [***] Facility in accordance with the Availability Schedule. Thereafter, Standard Power shall provide hosting capacity, housing and equipment for Miners with the specified energy utilization capacities that will be delivered to the Facilities in accordance with the Availability Schedule. In the event that Standard Power becomes the owner or triple net lessee with an option to purchase of another facility or facilities that it recommends to Cipher as an alternative to one of the Facilities, such alternate facility or facilities shall only become subject to this Agreement, and be included within the terms “Facility” and “Facilities” herein after the express written consent of Cipher with respect to each thereof. It is agreed by the Parties that the dedicated installed power (the “Power”) will be sufficient for the maximum anticipated capacity of the Miners after being stepped down from the wholesale transmission voltage of Thirteen and Eight Tenths kilovolts (13.8 kVs) to Four Hundred Eighty volts (480 Vs).

3. Availability Schedule.

a)

Power Availability Dates. Standard Power shall notify Cipher (each a “Power Availability Date Notice”) at least one hundred fifty (150) days in advance of each date when the Required Power will become available (each a “Power Availability Date”) for Miners with the power utilization capacity specified in such Power Availability Date Notice at the Facility specified in such Power Availability Date Notice.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

b)

Delivery of Miners. So long as the aggregate power utilization capacity of all Miners delivered by Cipher to the Facilities would not exceed the Total Utilizable Capacity (assuming all the Miners relating to the related Power Availability Date Notice were to be delivered), Cipher shall be obligated to deliver the Miners to the specified Facility within thirty (30) days after the specified Power Availability Date.

c)

Changes to Availability Schedule. The Parties recognize and agree that the Availability Schedule set forth on Schedule 1 hereto as of the Agreement Date may need to be amended from time to time, including without limitation, for the addition of a Facility. Accordingly, each Party shall have the right to provide the other Party from time to time a notice of a change to the Availability Schedule (each being a “Change Notice”).

(i)

If the Change Notice would modify an existing item in the Availability Schedule by either (a) less than thirty (30) days as to the date which Standard Power had previously notified as being a Power Availability Date, or (b) less than ten percent (10%) with respect to the energy utilization capacity (in MW) in the Miners to be delivered on a specified delivery date, then such Change Notice shall be automatically effective to amend the Availability Schedule.

(ii)

If a Change Notice would propose a change outside of those parameters, it shall only become effective if approved by the other Party, which approval shall not be unreasonably withheld or delayed. If the Parties cannot agree on such Change Notice or any part thereof, the disputed portions, and the appropriate adjustment, if any, to the Hosting Fee payable, shall be referred to and finally resolved by arbitration rules and procedures of the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Services, Inc. (“JAMS”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be New York, New York (provided that if the arbitrator determines in his or her discretion that an arbitration cannot be conducted in-person in such location due to public safety measures or otherwise without jeopardizing the health and safety of the parties or the arbitrator, then the arbitration may be conducted either in an alternative location or via telephonic or video conference, as determined by the arbitrator in his or her reasonable discretion). The arbitration shall be conducted by one neutral arbitrator mutually agreed upon by the parties, or if the parties cannot agree, as determined by JAMS. The arbitration award shall be a reasoned award in writing and shall be final and binding on the Parties. The award may include an award of costs, including reasonable attorney’s fees and disbursements. Judgment upon the award may be entered by any court of competent jurisdiction, including any court having jurisdiction over the parties or their assets or any court authorized to enter an award pursuant to the Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

(iii)

If the Change Notice would change a previously designated Facility to another Facility or would add a Facility not included in Schedule 1 on the Agreement Date, then such Change Notice and the addition to the Availability Schedule shall be valid, effective and binding upon Cipher only in case the following conditions are satisfied on the date of the Change Notice and continue to be satisfied until the related Power Availability Date: (i) the Change Notice has been given One Hundred Twenty (120) days following the Agreement Date; (ii) the Change Notice is accompanied by the BTCR Seat (as defined below); (iii) the Change Notice is accompanied by any related executed interconnection agreement(s) with respect to the Facility being added to the Availability Schedule; (iv) all other Standard Power Obligations are reasonably expected by Standard Power to be met by the Power Availability Date; (v) the additional Facility provides at least Eighty Megawatts (80MWs) of Power; and (vi) the total Power for all Facilities (including the Facility being added under the Change Notice) does not exceed the then Total Utilizable Capacity.

4. The Effective Date. The payment obligations of Cipher provided for in Article III of this Agreement shall become effective on a pro rata basis according to the number of Miners in operation in accordance with the terms of this Agreement upon the later to occur of (a) delivery by Cipher to a particular Facility of its first Miners, (b) a Power Availability Date has occurred; (c) Standard Power commencing provision of the Standard Power Obligations (for the avoidance of doubt including electrification of the infrastructure) to the relevant Facility; and (d) the SPAC Transaction is closed and Cipher receives the relevant funding contemplated by SPAC Transaction (the “Effective Date”).

5. Management Duties. Standard Power shall be responsible for the proper installation and the costs of work and materials thereof for the Miners in the specialized containers in each Facility and for the proper care and maintenance of the Miners, the Facilities and the containers in which the Miners are installed. The specific maintenance tasks shall include those provided as “In Scope” under Schedule 3 hereto and the services provided below:

a)	Power infrastructure. Maintain power infrastructure, including but not limited to:

i)	Transformer management;

ii)	General checks and maintenance of all breakers and breaker panels;

iii)	IT containers and electronics workshop;

iv)	General removal of any excess standing water in the area; and

v)	Coordination with transmission curtailment implementation strategy with all technical stakeholders such as the transmission provider and energy provider on all shut offs and re-energizations.

b)	Container Purchase and Operations Management.

i)

Standard Power shall purchase from Bitfury’s affiliate or from another supplier specialized containers designed to host the Miners (the “Containers”), pursuant to one or more container purchase agreements (each a “Container Purchase Agreement”), or agreements under substantially similar terms with other suppliers, from time to time sufficient to have the Miners installed therein as contemplated by this Agreement;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

ii)	Purchase and maintain sufficient inventory of spare parts;

iii)	Container filters shall be cleaned or changed monthly depending on the type of filter;

iv)	Container belts and fans will be properly maintained;

v)	The build-up of debris inside the Containers will be routinely shop vacuumed along with any other preventive maintenance to ensure that the Miners are running at optimal performance;

vi)	Miner fans will be regularly checked and maintained; and

vii)	Hard Miner resets will be performed when necessary.

c) Network infrastructure management.

i)	Maintain the network switches, connectivity, and all IP equipment to make sure miners are always connected;

ii)	Maintain all ICipherO boards, PSUs, power cords and ethernet cords to be in good working order; and

iii)	Identify the miner with a username and make sure it is within the correct IP range of the network switch as well as the gateway and subnet mask.

d) Miners Management.

i)	Physical miner maintenance and interface with factory;

ii)	Coordination of all shipping and delivery;

iii)	Monitoring of hash board status and user adherence to user specification;

iv)	Hash board maintenance and air compressor cleaning when necessary;

v)	Miner pool level interface and monitoring with feature customization; and

vi)	In the event any Miners malfunction or cease to function, Standard Power shall cause such Miners to be inspected by competent professionals.

6. If Standard Power is advised to perform the services which are outside the scope of the services provided above in Schedule 3 or are the services referred to as “Out of Scope” in Schedule 3, Standard Power will promptly request authorization from Cipher to have such services performed, at the sole expense of Cipher, which request shall set forth in reasonable detail the scope of services needed and a fixed estimate of the cost thereof. Cipher shall then promptly either instruct Standard Power to cause such services to be performed or that a third party performs such services. If Cipher elects Standard Power to perform the services, it shall pay all invoices, and all required pre- or progress payments, to the repair personnel or companies directly according to the terms of the invoices provided to it by Standard Power so long as they conform to the respective

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

request and estimate. In any event, Standard Power shall cooperate with third-party service providers to have the services performed properly and in due course, including but not limited to provision of necessary tools (if available), granting access and providing standard security measures. If Cipher determines that the repairs involved are not economically reasonable or for that or any other reason the Miner(s) involved are a total loss, Cipher will promptly either (i) replace those Miners with Miners of equal or greater capacity at its sole expense or (ii) notify Standard Power that it has determined that it is not economically reasonable to do so for the reasons set forth in such notice. If Cipher chooses to not replace such a damaged Miner, Cipher shall retain the right upon reasonable advance notice to Standard Power to so replace such Miner at any time thereafter during the term of this Agreement.

Article II

Parties’ Obligations

1. Cipher Obligations. The Parties hereto each agree and acknowledge that subject to and in accordance with the terms and conditions of this Agreement, Cipher shall be responsible for the following (the “Cipher Obligations”):

a)

Providing Standard Power either with an acceptable form of credit guarantee or a security deposit in cash equal to three (3) months aggregate Base Hosting Fee and Infrastructure Fee paid at least fourteen (14) days before the date first Miners have been delivered to the first Facility.

b)

Delivering or arranging for the delivery of at least the minimum number of Miners to utilize the power capacity specified in the Availability Schedule on or before thirty (30) days after the relevant Power Availability Date or Dates set forth in the Availability Schedule therefor.

2. Standard Power Obligations. In addition to its obligations set forth in Article I Section 5 above, Standard Power shall be responsible for the following (collectively with such obligations being the “Standard Power Obligations”):

a)

Purchasing and installing the necessary equipment to accommodate all of the Miners and provide the access to the Required Power prior to each Power Availability Date set forth in the Availability Schedule to supply one hundred percent (100.00%) of the relevant utilizable consistent hosting capacity set forth after such Power Availability Date as set forth on the Availability Schedule, subject in all cases to the Curtailment Events provided hereafter (the “Required Power”). Standard Power shall be entitled at its sole discretion and without any liability to Cipher to curtail the Power at each Facility or all of the Facilities for a maximum of Three percent (3.00%) of total hours of power supply per rolling twelve-month period during the Term (the “Curtailment Events”). A Curtailment Event shall mean at least a 1-hour window during which Standard Power in its sole discretion shall be entitled to reduce, partially or fully, the power supply following 30-minute written notice to Cipher.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

b)	Securing participation in the AEP program of Ohio as well as at each Facility that allows the control of transmission costs through load curtailment (BTCR Pilot Program) (a “BTCR Seat”).

c)

Making the necessary arrangements to provide for the electricity, including any related infrastructure, required for the Mining, including without limitation an interconnection agreement with AEP Ohio for each Facility.

d)	Providing an appropriate dedicated meter for the Power at the connection point to a 13.8kV power line (the “Metering Point”).

e)

Providing and maintaining in good working order and condition all supporting structures and security installations necessary for the Miners as well as maintaining sufficient access controls to ensure protection of the Miners and Facilities from unauthorized access.

f)

Developing and maintaining in good working order and condition all required interconnection electric facilities, fiber internet and related equipment to produce mid-voltage point of connection at 13.8kV power (the “Power”) and via its electrical substation having a connection to a 69kV or higher power line (the “Interconnection Electric Facilities” and together with the supporting structures and installations being the “Infrastructure”).

g)

Delivering the Power at the delivery point at low voltage at each Facility. Standard Power shall develop the Interconnection Electric Facilities to produce low-voltage points of connection at 220V-277V (phase to neutral), including but not limited to step-down transformers, pole line and high voltage wiring to connect containers and Miners to the core substation electrical infrastructure at each Facility.

h)	Complying with all commercially reasonable health and safety standards and policies adopted by Cipher from time to time and communicated to Standard Power with reasonable time in advance.

i)	Providing monthly accounting and financial reporting information, and annual tax reporting information, or as Cipher may reasonably request.

3. Governance of Relationship. Within thirty (30) days after the Agreement Date, Cipher and Standard Power will each designate an employee or consultant or agent (which for Cipher, at its sole discretion, could be an employee of Bitfury) as its project manager (each a “Project Manager”) who will act as the primary contact for each Party with respect to all matters relating to this Agreement, along with such other employees to fulfill functions agreed by the Parties as useful in order to effectively manage the respective obligations of the Parties pursuant hereto (together with the Project Manager, the “Key Personnel”). The Standard Power Project Manager will be responsible for the day-to-day management of the ongoing tasks and activities involved in the performance of the Standard Power Obligations. If Standard Power removes any Key Personnel or such Key Personnel resigns, Standard Power promptly will propose for approval

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

by Cipher (such approval not to be unreasonably withheld or delayed) a replacement of such employee with someone of substantially similar or greater qualifications, expertise and knowledge. The Project Managers will meet regularly to discuss between themselves the progress in completing the Cipher Obligations and Standard Power Obligations and to identify and resolve issues. Standard Power shall provide such information relating to the performance of the Standard Power Obligations, and attend such governance and relationship meetings, as Cipher may reasonably request from time to time.

4. Audit Rights.

a)

Upon reasonable advance notice and during normal business hours, Cipher and its authorized representatives shall have the right to review the books and records of Standard Power, and conduct an audit thereof, regarding Standard Power’s performance of the Standard Power Obligations (a “Cipher Audit”). In addition, in connection with a formal request from a United States federal or state or local regulator or governmental authority (a “Government Request”), each Party, and its respective authorized representatives, shall be given from the other Party such assistance as it reasonably requires to duly and timely respond to such Request. Each Party shall reimburse the other Party for its actual direct reasonable costs incurred in connection with any Cipher Audit or response to a Government Request performed at the request of such other Party.

b)

Each Party shall at all times cooperate with any regulator to the fullest extent permitted by applicable law and shall provide all such reasonable assistance as the other Party may require, in dealing with regulators as is relevant to the respective Obligations of the Parties from time to time.

c)

Standard Power shall maintain complete and accurate records of its activities related to the performance of its Obligations and shall retain such records for a minimum period of six (6) years after the end of the Term, or such longer period as may be required by applicable law.

5. Subcontractors. Cipher acknowledges and agrees that Standard Power may procure products and services from and subcontract the provision of the performance of its Standard Power Obligations to appropriate third-party providers (collectively “Subcontractors”) in addition to Bitfury for the BF Services. Notwithstanding the aforementioned, Standard Power shall at all times remain primarily liable to Cipher for the acts or omissions of any Subcontractors as if it were fulfilling Standard Power Obligations to Cipher directly itself, subject to (i) any limitations of liability set out in this Agreement, and (ii) the terms of any written agreements entered into by Cipher directly with Subcontractors in connection with such Services. Standard Power shall ensure that its contract with each Subcontractor, at a minimum, imposes confidentiality restrictions on all personnel and contractors who might have access to confidential information of Cipher and requires audit and inspection rights in all material respects equivalent to those in this Agreement. As of the Effective Date, the Subcontractors listed in Schedule 2 shall be deemed to be approved by Cipher (together with Bitfury being the “Approved Subcontractors”). Standard Power shall

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

not engage any Subcontractors other than Approved Subcontractors in the performance of the Standard Power Obligations without obtaining the prior written approval of Cipher (such approval not to be unreasonably withheld or delayed), save that approval shall not be required for any Subcontractors performing Standard Power Obligations that: (i) Standard Power has reasonably determined are required on an emergency basis, or (ii) will not perform a material part of the Standard Power Obligations.

Article III

Fees

1. Hosting Fee. The “Hosting Fee” shall be the total of the “Base Hosting Fee” and the “Infrastructure Fee” and the “Bitcoin Profits Sharing Fee”, subject always to the applicable Hosting Fee Cap defined below.

Provided that Standard Power has developed and commissioned the Infrastructure and started supplying the Required Power, the Hosting Fee (including the fees for the services under Article I Section 5 subsection (a)) shall be the following:

a)

For the Initial Terms (as defined below), the Base Hosting Fee shall be [***] per MWh utilized by the Miners (the “Utilized Energy”). The Utilized Energy will be calculated on the basis of actual KWhs and kWs used on a monthly basis at the Metering Point.

b)	The Infrastructure Fee shall be [***] per MWh of Utilized Energy for use of the Infrastructure.

c)

The Bitcoin Profits Sharing Fee during the Initial Terms shall be [***] of the Bitcoin Profits (as defined below) only throughout the Initial Terms (as defined below) of the Hosting Agreement. Thereafter, if the Term of this Hosting Agreement is extended, the Bitcoin Profits Sharing Fee shall be reduced to [***] for the following five-year Term.

2. Hosting Fee Caps. During the Initial Terms, the Hosting Fee shall be subject to an overall cap of [***] per MWh of Utilized Energy to be applied monthly in a manner as further provided below. Thereafter, if the term of the Hosting Agreement is extended, the Hosting Fee shall be subject to an overall cap of [***]per MWh of Utilized Energy for the following five-year Terms. For each rolling three-month period, the resulting Hosting Fee shall be calculated for distribution purposes based on the average for the preceding three calendar months.

“Bitcoin Profits” is the positive number denominated in Bitcoins equal to the Bitcoins mined at the Facilities over the preceding month minus all the operating reasonable expenses including but not limited to power, maintenance, pool and remote service expenses and costs (including, for the avoidance of doubt, the Base Hosting Fee and the Operational Service Fee) and other reasonable expenses to operate the Miners (the “Expenses”) for the same preceding month. For the purposes of calculation of the Bitcoin Profits, each day, the aggregate of all Expenses will be assigned a

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Bitcoin value at the average daily rate of USD/BTC available on the public reputable source to be agreed by the Parties for that relevant day. The total amount of all Expenses, calculated on a daily basis for the preceding month and denominated in Bitcoin value according to the formula above, will be deducted from the Bitcoins mined at the Facilities over the preceding month.

For the avoidance of doubt, the Parties hereunder provide the example of calculation of the Bitcoin Profits and Hosting Fee Caps:

[***]

3. Operational Service Fee. The fee for the provision by Standard Power of the services provided pursuant to Article I Section 5 (the “Operational Services Fee”) shall be charged at cost per [***] used of the Utilized Energy per month PLUS [***]; provided, however, that the Operational Service Fee shall, at all times, be capped at [***] per [***] (as the same may be adjusted as provided herein, the “Operational Fee Cap”). On or about each annual anniversary of the Effective Date, the Parties shall provide each other, in reasonable detail, a summary of the Operational Services Fee for the preceding year and a calculation of their forecast for the expenses for the following year that would be components of the Operational Services Fee. If either Party’s calculation estimates the total thereof would be more than [***] above or below the then existing Operational Fee Cap, the Parties shall promptly commence good faith negotiations to agree upon an adjustment to the Operational Fee Cap to reflect the increased or reduced amount. If the Parties cannot agree on a new Operational Fee Cap, then it will be set by a binding determination of the two Project Managers, if they can agree between themselves, and if not, they will select a qualified engineer or accountant to act as the binding arbiter thereof, whose determination will be final and non-appealable; provided, however, that if the Project Managers cannot agree on a single arbiter, they shall each appoint one and those two will be instructed to appoint a third, the decision of a majority of which three arbiters shall be binding and non-appealable. All Operational Services Fee payments shall be made by Cipher to Standard Power in same day United States dollars within fifteen (15) banking days after receipt (via email) of the invoice for the prior calendar month’s Operational Services Fee amount.

4. Completeness of Fees. Except for the fees set forth in this Article III, the Parties agree that Cipher shall not be obligated to pay any fees or other amounts to Standard Power or its affiliates except as expressly set forth in this Agreement.

Article IV

Security and Insurance

1. Security of Miners and Safety. From and after the date the Miners are delivered to a Facility, Standard Power shall use all commercially reasonable efforts to physically protect the Miners from damage, ordinary wear and tear excepted. Any costs relating to the physical security of the Miners while at a Facility shall be borne by Standard Power.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

2. Standard Power Insurance. Standard Power shall, at Standard Power’s own expense and for all relevant periods, maintain: (i) commercial general liability insurance to protect Standard Power and Cipher against damage to property or persons in relation to the operation, handling and use of the Miners with minimum coverage of $1,000,000.00 per occurrence and $2,000,000.00 general aggregate, (ii) broad form property insurance covering the Miners for any damage or destruction (including Standard Power’s negligence) at the replacement value as reasonably determined by Cipher and notified to Standard Power at least thirty (30) days prior to their delivery to a Facility (the “Replacement Value”); and, (iii) if a third party is hauling the Miners, all risk cargo insurance, at the Replacement Value, (iv) workers compensation insurance for Standard Power’s employees in amounts required by the laws of the state in which the work is performed, and (v) such other insurance as may be reasonably requested by Cipher. Other than with respect to any workers’ compensation insurance, Standard Power shall cause its insurer to issue an endorsement (reasonably acceptable to Cipher) identifying that Cipher is an “Additional Insured” party and that all insurance identified in this paragraph shall be primary to that of Cipher to the extent of Standard Power’s obligations herein and that Cipher and its insurers agree to waive their subrogation rights with respect thereto. Standard Power shall provide thirty (30) days’ advance written notice to Cipher of any material change or the termination of any such policy prior to change or cancellation. Failure to provide the requisite insurance shall not be deemed as a waiver of this provision. This Article IV or the insurance payments hereunder shall not be construed as Standard Power’s limitation of liability and the limitation of liability shall not apply to the amounts payable under the insurance policies.

Article V

Representations and Warranties

1. Cipher Representations and Warranties. Cipher represents and warrants (which representations and warranties are deemed to be repeated upon each delivery of Miners and apply to the Miners then so delivered) and covenants that:

a)	It has full power and authority to enter into this Agreement and perform its obligations hereunder; and

b)	This Agreement is the legal, valid and binding obligation of it; and

c)	On or before the Effective Date, it will have obtained all licenses and authorization to deliver the Miners to the Facilities and operate the Miners in the State where the Facility is located; and

d)

The Miners delivered in accordance with each delivery date in the Availability Schedule are in good working order and shall in the aggregate have a power utilization capacity at least as much as set forth in the Availability Schedule with respect to such Miners; and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

e)	Its performance of the Cipher Obligations hereunder does not and will not willfully infringe or misappropriate the Intellectual Property Rights (as defined below) of any person or entity.

2. Standard Power Representations and Warranties. Standard Power represents and warrants (which representations and warranties are deemed to be repeated upon each delivery of Miners) and covenants that:

a)	It and its personnel possess the necessary technology, skills and experience to perform Standard Power’s obligations under this Agreement; and

b)

Standard Power will provide the services and deliverables under this Agreement according to the best practice and industry standards applicable in the data center construction and maintenance sector in the United States and as prescribed by applicable law; and

c)

Standard Power’s (and its affiliates’) performance of its Standard Power Obligations hereunder does not and will not willfully infringe or misappropriate the Intellectual Property Rights of any person or entity; and

d)	It has full power and authority to enter into this Agreement and perform its obligations hereunder; and

e)	This Agreement is the legal, valid and binding obligation of it; and

f)

On or before the Effective Date, or if later with respect to any Facility, the date when the first Miner would be delivered to such Facility, it will have obtained and will maintain thereafter all necessary permits, consents, approvals, licenses, and authorizations required for its performance of this Agreement, including without limitation all interconnection agreements and a BTCR Seat (collectively the “Permits”) at each Facility; and

g)

On or before the Effective Date, or if later with respect to any Facility, the date when the first Miner would be delivered to such Facility, it will have obtained and will maintain thereafter all applicable Permits on environmental impact for each Facility; and

h)	On or before the Effective Date, Standard Power shall have provided to Cipher in a form reasonably satisfactory to Cipher the following information and materials:

i)

Each Facility’s details, namely: (i) primary voltage; (ii) number of connection point(s); (iii) power per connection point; (iv) location of connection point(s); (v) other relevant information for downstream distribution infrastructure design; and

ii)	Land plot details: (i) GPS coordinates of each Facility, (ii) total size of the plot (should be 400-500 m2 per MW); (iii) preliminary cable route from the connection point(s) to the land plot; and

iii)	status on engineering design (layout, energy, civil, internet); and

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

iv)	internet: list of internet providers available adjacent to the land plot and point of contacts.

Article VI

Early Termination Right; Events of Default and Termination

1. Cipher Early Termination Right. After expiry of the first twelve (12) months of each Initial Term, Cipher may terminate this Hosting Agreement with respect to the Miners associated with such Term on three (3) months’ prior written notice (the expiry date of such period being the “Early Termination Date”) subject to penalty in an amount (the “Early Termination Payment”) equal to the sum of the aggregate of:

a)

[***] per MW of utilizable capacity of such Miners declining in linear fashion monthly in a 60-month line commencing on date of execution of this Hosting Agreement through the end of the respective Initial Term, calculated as at the Early Termination Date; and

b)	As calculated by reference to the Early Termination Date, based on the utilizable capacity of such Miners:

i.	twelve (12) months of Base Hosting Fee ([***]) from month thirteen (13) through month twenty-four (24);

ii.	nine (9) months of Base Hosting Fee ([***]) from month twenty-five (25) through month thirty-six (36);

iii.	six (6) months of Base Hosting Fee ([***]) from month thirty-seven (37) through month forty-eight (48); and

iv.	three (3) months of Base Hosting Fee ([***]) from month forty-nine (49) through month sixty (60),

in each case assessed on all Utilized Energy for the last full calendar month immediately preceding the Early Termination Date.

2. Standard Power Events of Default. If any of the following events (each a “Standard Power Event of Default”) shall occur and be continuing:

a)

Standard Power fails to pay the utility any electrical bill to the extent that electrical power is cut off from a Facility so as to make Mining impossible or suspended for a period of at least fifteen (15) consecutive days; or

b)	Standard Power fails to maintain the insurance required by Article IV in any material respects; or

c)

Standard Power breaches or fails to comply with its obligations under Article II in a manner that materially adversely impacts the economic benefits to Cipher contemplated by this Agreement and such breach has not been cured by Standard Power for at least thirty (30) days after Cipher has given notice thereof to Standard Power; provided, however, that it shall not be a

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Standard Power Event of Default if Standard Power provides Cipher with evidence in reasonable detail that such breach or failure to comply was caused in whole or material part by (i) any act or failure to act by Bitfury, whether due to negligence or otherwise, including without limitation a failure by Cipher to cause Bitfury to comply with its obligations under the MSSA, or (ii) any latent or patent defect in any equipment manufactured by or for Bitfury or (iii) any infringement by Bitfury of a third party’s Intellectual Property Rights (each a “BF Act”);

d) Standard Power violates any other material provision of this Agreement in a manner that materially adversely impacts the economic benefits to Cipher contemplated by this Agreement and such breach has not been cured by Standard Power for at least thirty (30) days after Cipher has given notice thereof to Standard Power; provided, however, that it shall not be a Standard Power Event of Default if Standard Power provides Cipher with evidence in reasonable detail that such violation was caused in whole or material part by a BF Act; or

e) Any representations and warranty of Standard Power shall have not been true when made in a manner that materially adversely impacts the economic benefits to Cipher contemplated by this Agreement and such breach has not been cured by Standard Power for at least thirty (30) days after Cipher has given notice thereof to Standard Power; or

f) (i) Standard Power makes a general assignment for the benefit of its creditors; (ii) files and application for a bankruptcy order, or an application for a bankruptcy order is made in respect of Standard Power or its principal subsidiary (iii) applies for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; or (iv) commences under the applicable laws of any jurisdiction any proceeding for relief under the relevant bankruptcy or insolvency laws or successor legislation, or corresponding legislation in applicable foreign jurisdictions, involving its insolvency, reorganization, adjustment of debt, dissolution, liquidation or other similar proceedings for the release of financially distressed debtors; or

g) Standard Power becomes the subject of an involuntary bankruptcy proceeding under the United States Bankruptcy Code and such proceeding is either converted to a voluntary proceeding or is not dismissed within ninety (90) days after such involuntary proceeding was commenced; or

h) At any time during the Term hereof, at least Ten Percent (10%) of the Miners in total are at such time of determination lost, damaged, stolen, destroyed or seized by a governmental agency as a result of any act or failure to act of Standard Power and not been repaired or replaced, as the case may be, by Standard Power; or

i) a Force Majeure Event continues for more than three (3) weeks.

then, during the continuance of any such Standard Power Event of Default, Cipher may at its option, after five (5) business days’ notice in writing of such Standard Power Event of Default to Standard Power, exercise, without further notice, any one or more of the following options: (i) suspend its performance of its obligations, (ii) terminate this Agreement, (iii) retrieve the Miners wherever they may be found without becoming liable for trespass, and/or, (iv) in addition to any

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

other remedies Cipher may have, recover all amounts due together with any damages for injury to the Miners and all expenses incurred in recovering, retrieving or repossessing the Miners; provided, however, that to the extent that any Standard Power Event of Default adversely affects Mining at one of the Facilities in which Cipher Miners are operating but not the other Facility or Facilities, the remedies for Cipher set forth hereinabove shall only be applicable to the obligations of Standard Power and the Miners located at the Facility adversely affected by such Standard Power Event of Default.

A Standard Power Event of Default shall, inter alia, include events where Standard Power: (i) fails to provide Power for any reason whatsoever (including Change in Law) other than where such failure is due solely to the occurrence of a Cipher Event of Default or Force Majeure for a material period of time; or (ii) exceeds for any reason whatsoever the permitted maximum time of the Curtailment Event.

In the event of a Standard Power Event of Default that is not caused by the occurrence of a Force Majeure Event of any duration, in addition to Cipher’s other rights and remedies available under this Hosting Agreement or applicable law, Standard Power shall, promptly after receipt of Cipher’s written notice, pay to Cipher the aggregate of:

(i)

[***] per MW of utilizable capacity of all Miners located at the Facility or Facilities impacted by said Standard Power Event of Default declining in linear fashion monthly in a 60-month line commencing on date of execution of this Hosting Agreement through end of each Initial Term, calculated as at the date of Standard Power Event of Default; and;

(ii)	calculated by reference to the date of the Standard Power Event of Default with respect to all Miners located at the Facility or Facilities impacted by said Standard Power Event of Default:

a.	twelve (12) times Bitcoin Profits if the Standard Power Event of Default occurred from month one (1) through month twenty-four (24) of the then current five-year Term;

b.	nine (9) times Bitcoin Profits if the Standard Power Event of Default occurred from month twenty-five (25) through month thirty-six (36) of the then current five-year Term;

c.	six (6) times Bitcoin Profits if the Standard Power Event of Default occurred from month thirty-seven (37) through month forty-eight (48) of the then current five-year Term; or

d.	three (3) times Bitcoin Profits if the Standard Power Event of Default occurred from month forty-nine (49) through month sixty (60) of the then current five-year Term;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

where “Bitcoin Profits” for each of (ii) a-d inclusive above shall be based on average profits per month for the most recent 6-month period prior to the relevant date on which the relevant Event of Default started (the “Standard Power Damages”). Standard Power shall be entitled to pay the Standard Power Damages by way of cash or equivalent reduction of the Fees for the relevant period of time however, it being understood, that Standard Power shall pay the Standard Power Damages only in cash if Cipher terminated this Agreement as a result of a Standard Power Event of Default.

3. Cipher Events of Default. If any of the following events (each, a “Cipher Event of Default”) shall occur and be continuing:

a)	Cipher fails to deliver the required minimum number of Miners as set forth in the Availability Schedule for more than sixty (60) days after the delivery falls due; or

b)

Except as expressly provided herein, Cipher takes any action to cause at least Ten Percent (10%) of the delivered Miners either to be removed or cease functioning, in each case in breach of this Agreement by Cipher; or

c)

Cipher fails to make any payment required to be paid on the due date thereof and for at least fifteen (15) days after Standard Power has given notice thereof to Cipher, EXCEPT to the extent Cipher is in a bona fide dispute in connection with the calculation thereof by giving Standard Power a notice in reasonable detail setting forth the basis for such dispute until such dispute has been resolved;

d)

Cipher breaches or fails to comply with its obligations under Article II in a manner that materially adversely impacts the economic benefits to Standard Power contemplated by this Agreement and such breach continues for at least thirty (30) days after Standard Power has given notice thereof to Cipher or such longer period as may be provided under Section VI, subsection 3, paragraph (a) herein; or

e)

Cipher violates any other material provision of this Agreement in a manner that materially adversely impacts the economic benefits to Standard Power contemplated by this Agreement and such breach continues for at least thirty (30) days after Standard Power has given notice thereof to Cipher or such longer period as may be provided under Section VI, subsection 3, paragraph (a) herein; or

f)

Any representations and warranty of Cipher shall have not been true when made in a manner that materially adversely impacts the economic benefits to Standard Power contemplated by this Agreement and such breach has not been cured by Cipher for at least thirty (30) days after Standard Power has given notice thereof to Cipher; or

g)	Cipher or any entity controlling Cipher commences a voluntary bankruptcy proceeding under the United States Bankruptcy Code; or

h)

Cipher or any entity controlling Cipher becomes the subject of an involuntary bankruptcy proceeding under the United States Bankruptcy Code and such proceeding is either converted to a voluntary proceeding or is not dismissed within ninety (90) days after such involuntary proceeding was commenced;

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

then, during the continuance of any such Cipher Event of Default, Standard Power may at its option, after five (5) days’ notice in writing of such Cipher Event of Default, exercise, without further notice, any one or more of the following options: (i) apply the Security Deposit to any amount outstanding; (ii) terminate this Agreement and/or (iii) in addition to any other remedies Standard Power may have, recover all amounts due from Cipher hereunder including without limitation by exercising all rights and remedies of a secured party under applicable law; provided, however, that to the extent that any Cipher Event of Default adversely affects Mining at one of the Facilities in which Cipher Miners are operating but not the other Facility or Facilities, the remedies for Standard Power set forth hereinabove shall only be applicable to the obligations of Cipher and the Miners located at the Facility adversely affected by such Cipher Event of Default.

In the event of a Cipher Event of Default occurring during an Initial Term, in addition to Standard Power’s other rights and remedies available under this Hosting Agreement or law, Cipher shall pay an amount equal to the Early Termination Payment with respect to all Miners located at the Facility or Facilities impacted by said Cipher Event of Default calculated by reference to the date of the Cipher Event of Default (the “Cipher Damages”) for the period during the Initial Term in which the Cipher Event of Default occurred (as if that was the Early Termination Date) except that a Cipher Event of Default in the first year of such Initial Term will be calculated as if occurring between month thirteen (13) and month twenty-four (24). In the event of a Cipher Event of Default occurring during any subsequent five-year Term hereof, in addition to Standard Power’s other rights and remedies available under this Hosting Agreement or law, Cipher shall pay Cipher Damages for the period during such five-year Term in which the Cipher Event of Default occurred (as if that was the Early Termination Date) except that a Cipher Event of Default in the first year of such five-year Term will be calculated as if occurring between month thirteen (13) and month twenty-four (24) thereof.

4. Force Majeure Events. “Force Majeure Event” means any event which is not within the reasonable control of the Party affected, and with the exercise of due diligence, could not reasonably be prevented, avoided or removed by such Party, and does not result from such Party’s negligence or the negligence of its agents, employees or subcontractors, which causes the Party affected to be delayed, in whole or in part, or unable to partially or wholly perform its obligations under this Agreement, including: natural disasters; landslides; drought; fire; flood; wind shear; earthquake; lightning; hail; hurricanes; tornados; tsunamis; ice and ice storms; perils of sea; volcanic activity; epidemic; war (whether declared, undeclared or threatened) or other armed conflict; acts of God; riot; explosions; civil disturbance; sabotage; strikes, lockouts or labor disputes (except for strikes, lockouts or labor disputes isolated to the Party claiming a Force Majeure Event); vandalism; terrorism or threats of terrorism; blockades. Force Majeure Events shall not include (a) a Party’s financial inability to perform under this Agreement, (b) a failure of equipment except if caused by a Force Majeure Event, (c) unavailability of spare parts except if caused by a Force Majeure Event or (d) sabotage by employees, agents or any subcontractors of the Party claiming the Force Majeure Event.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

To the extent either Party is prevented by Force Majeure from carrying out, in whole or part, its obligations under the Hosting Agreement (the “Claiming Party”) gives notice and details of the Force Majeure to the other Party as soon as practicable, then the Claiming Party shall be excused from the performance of its obligations with respect to the Hosting Agreement (other than the obligation to make payments then due or becoming due with respect to performance prior to the Force Majeure) to the extent those obligations relate to the Facility or Facilities impacted by such Force Majeure Event. The Claiming Party shall use all commercially reasonably efforts to recommence performance of its obligations hereunder. The non-Claiming Party shall not be required to perform or resume performance of its obligations to the Claiming Party corresponding to the obligations of the Claiming Party excused by Force Majeure.

Article VII

Limitations on Liability and Indemnification

1. Warranty. CIPHER EXPRESSLY ACKNOWLEDGES THAT STANDARD POWER HAS NOT INSPECTED OR CAUSED TO BE INSPECTED THE MINERS FOR ANY PATENT OR LATENT DEFECTS AND EXPRESSLY AGREES THAT STANDARD POWER WOULD NOT BE ENTERING INTO THIS AGREEMENT WITHOUT SUCH CERTIFICATION FROM CIPHER.

2. Overall Limitation of Liability. Except as expressly set forth hereinabove, including the provisions in Article VI relating to Standard Power Damages and Cipher Damages, in no event shall a Party and its affiliates be liable, alone or in the aggregate, for any breach or series of breaches under this Agreement to the other Party for any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities in excess of an amount equal to:

a. with respect to Cipher, one hundred percent (100%) of the amounts received by Cipher from Standard Power under Article III (if any); and

b. with respect to Standard Power, greatest of (i) one hundred percent (100%) of the amounts received by Standard Power from Cipher under Article III; or (ii) $11,000,000.

as at the date of the relevant claim (each the “Maximum Liability”), regardless of whether such liability arises out of breach of contract, guaranty or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory. Any damages, claims, demands, suits, causes of action, losses, costs, expenses and/or liabilities of a Party and its affiliates arising under this Agreement shall be applied toward the foregoing aggregate liability cap (i.e., shall reduce such Party’s liability under this Agreement on a dollar-for-dollar basis).

3. Consequential Damages. Except as expressly set forth hereinabove with respect to Bitcoin Profits, the Parties hereto waive all claims against each other (and against the parent companies and Affiliates of each, and their respective members, shareholders, officers, directors, agents and employees) for any consequential, incidental, indirect, special, exemplary or punitive damages (including loss of actual or anticipated profits, revenues or product; loss by reason of

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

shutdown or non-operation; increased expense of operation, borrowing or financing; loss of use or productivity; and increased cost of capital) arising out of this Agreement; and, regardless of whether any such claim arises out of breach of contract, guaranty or warranty, tort, product liability, indemnity, contribution, strict liability or any other legal theory, and each Party hereto hereby releases the other Parties from any such liability.

4. Releases Valid in All Events. Except in cases of fraud, gross negligence, willful misconduct or in respect of either Party’s indemnification obligations under this Agreement (none of which shall be subject to any exclusions or limitations of liability) or to the extent contrary to applicable law, the Parties intend that the waivers and disclaimers of liability, releases from liability, limitations and apportionments of liability, and indemnity and hold harmless provisions expressed throughout this Agreement shall apply even in the event of the negligence (in whole or in part), strict liability, tort liability, fault or breach of contract (including other legal bases of responsibility such as breach of contract) of the Party whose liability is released, disclaimed or limited by any such provision, and shall extend to such Party’s affiliates and their respective partners, shareholders, directors, officers, employees and agents. Notwithstanding anything herein to the contrary, no waiver, disclaimer, release, limitation or indemnity shall apply or be effective in the event of the willful misconduct, gross negligence or criminal act or breach of the applicable laws of the Party attempting to enforce such provision.

5. INDEMNIFICATION. EACH PARTY HERETO (“INDEMNITOR”) SHALL RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER PARTY (“INDEMNITEES”) AGAINST ANY CLAIM, DEMAND, LOSS, DAMAGE, LIABILITY, LAWSUIT, CAUSE OF ACTION, JUDGMENT, PENALTY AND/OR EXPENSE (INCLUDING, BUT NOT LIMITED TO, ATTORNEYS’ FEES, COURT COSTS AND OTHER COSTS OF SUIT) (“LOSSES”), EACH AS INCURRED:

a. ON ACCOUNT OF PROPERTY DAMAGE OR LOSS, OR PERSONAL INJURIES (INCLUDING ILLNESS, DISABILITY OR DEATH) RESULTING FROM THE OPERATION, USE OR HANDLING OF THE MINERS OR EQUIPMENT OR STANDARDS PROVIDED HEREUNDER, TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE, FRAUD OR WILFUL MISCONDUCT OF THE INDEMNITOR OR ITS AGENTS AND TRANSFEREES;

b. IN CONNECTION WITH ANY THIRD PARTY CLAIM AGAINST THE INDEMNITEE THAT THE PERFORMANCE OF THE INDEMNITOR’S OBLIGATIONS UNDER THIS AGREEMENT, OR ANY MATERIALS PROVIDED BY OR ON BEHALF OF THE INDEMNITOR TO THE INDEMNITEE IN CONNECTION WITH THIS AGREEMENT, INFRINGE OR MISAPPROPRIATE THE INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION OF ANY THIRD PARTY; OR

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

c. IN CONNECTION WITH ANY CLAIMS, FINES OR PENALTIES BROUGHT AGAINST OR IMPOSED UPON THE INDEMNITEE AS A RESULT OF THE INDEMNITOR FAILING TO COMPLY WITH APPLICABLE LAW.

6. Conduct of Claims. Upon a third party threatening or bringing a claim in respect of which either Party has given an indemnity pursuant to this Agreement, the Indemnitee shall notify the Indemnitor as soon as reasonably practicable upon becoming aware of the claim and:

a. the Indemnitor shall, at its own expense, defend the claim and have sole control of the conduct of the defense and settlement of the claim, provided that the Indemnitee shall have the right to:

(i) where appropriate, participate in any defense and settlement, such participation to be at its own cost where it is not pursuant to a request for participation from the Indemnitor and in any event the Indemnitor shall remain in control of the conduct of the defense;

(ii) review the terms of any settlement and approve any wording which relates to an admission of liability on the part of the Indemnitee or which the Indemnitee reasonably believes shall impact the Indemnitee’s reputation (such approval not to be unreasonably withheld) and reasonably veto any proposed admission of liability by the Indemnitor in respect of the Indemnitee and any such settlement or admission (including its terms) shall be the confidential information of both Parties; and

(iii) join the Indemnitor as a defendant in legal proceedings arising out of the claim;

b. the Indemnitee shall:

(i) not make any admissions (except under compulsion of applicable law), agree to any settlement or otherwise compromise the defense or settlement of the claim without the prior written approval of the Indemnitor; and

(ii) give, at the Indemnitor’s request and cost, all reasonable assistance in connection with the defense and settlement of the claim; and

c. if the Indemnitor does not elect to defend the claim or does not, following such election, actively defend the claim, then:

(i) the Indemnitee shall have the right to defend or settle the claim in the manner it considers appropriate, at the cost of the Indemnitor (including in respect of any Losses for which the Indemnitor is liable pursuant to the indemnity and legal costs on an attorney-client basis); and

(ii) the Indemnitor shall give, at Indemnitee’s request, all reasonable assistance in connection with the conduct of the defense and settlement of the claim at the cost of the Indemnitor.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

7. Survival. The provisions of this Article shall survive the termination or expiration of this Agreement.

Article VIII

General Provisions

1. Term. Subject to the rights of either Party to terminate as set forth above, the term of this Hosting Agreement shall begin on the 1st day of the month following the later of the date when the first Miners are delivered to the [***] Facility and the date when the Interconnection Electric Facilities are functionally connected to the Containers in which such Miners are installed. The term of this Hosting Agreement shall continue from each calendar quarter for five (5) years thereafter separately for each block of Miners delivered (to any Facility) in the relevant calendar quarter (the “Initial Terms”). Subsequently, the Initial Terms shall automatically renew on the same terms (or as modified by agreement of the Parties) for a period of five (5) years unless either Party provides notice to the other Party of its intent to terminate this Hosting Agreement at least three (3) months prior to expiration of the then current Term.

2. Confidentiality. Unless required by law, each Party shall keep all information submitted by each other Party confidential, regardless of whether said information is marked “Confidential.” Each Party acknowledges the confidential and proprietary nature thereof and shall maintain its confidentiality, only use the confidential information for the purpose thereof, provide such confidential information only to those employees and other parties with the need to know and require all such individuals to be bound by the terms contained herein. These restrictions on use and disclosure shall not apply to any information (i) independently developed by a Party, as evidenced by documentation in its possession, or which is lawfully received free of restriction from another source having the right to so furnish such information; (ii) after it has become generally available to the public without breach of this Agreement by a Party; or (iii) ordered or required to be released pursuant to applicable law, regulation, or a verifiable court order, provided that each other Party has, to the extent legally permitted, been given notice of and an opportunity to contest such order.

3. Intellectual Property Rights. All rights in patents, utility models, trademarks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered, all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and all applications for or registrations of any of the foregoing rights (“Intellectual Property Rights”) developed or created by a Party or Bitfury prior to or during the term of this Agreement (the “IP Owner”), or developed jointly with the other Parties, shall belong exclusively to the IP Owner. Without prejudice to the foregoing, nothing in this Agreement will operate to transfer ownership of any Intellectual Property Rights belonging to a Party prior to the date of this Agreement. During the term of this

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

Agreement, Cipher, on behalf of itself and as a licensee of Bitfury, hereby grants to Standard Power (and each of Standard Power’s subcontractors approved by Cipher in accordance with Article II Section 5), a non-exclusive, royalty-free, non-sublicensable and non-transferable license to use Cipher’s and Bitfury’s proprietary products, materials and methodologies as provided by Cipher to Standard Power during the term of this Agreement, solely to the extent necessary for the performance of the Standard Power Obligations under this Agreement. Standard Power agrees not to attempt to decompile, reverse engineer, disassemble, modify or try to discover any source code in respect of such products, materials or methodologies and, without prejudice to Article II Section 5, Standard Power shall at all times remain primarily liable to Cipher for the acts or omissions of any Subcontractors in respect of such products, materials and methodologies. Standard Power hereby grants to Cipher a non-exclusive, worldwide, irrevocable (save in the event of a breach of the use restrictions herein), perpetual, royalty-free licence, with the right to sublicense (including to Cipher’s affiliates on the same terms as this licence), to use any deliverables, products, materials or methodologies provided to Cipher by or on behalf of Standard Power in connection with this Agreement.

4. Permitted Assignments. Except as expressly set forth above, neither Party shall assign its rights or obligations hereunder without the express prior written consent of the other Party except (a) by operation of law or otherwise as part of a merger by or consolidation with another entity that succeeds to all of the rights, duties and obligations of such Party hereunder, and (b) to an entity that is wholly owned or controlled by voting power or as sole general partner or managing member by such Party and whose duties and obligations of such assigning Party hereunder are unconditionally guaranteed by such assigning Party to the other Party.

5. Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Standard Power, to:

500 N 4th Street LLC

50th Floor, Suite E

146 W 57th Street

New York, NY 10019

Attn: Maxim Serezhin

Chief Executive Officer

E-mail: maxim@standardpwr.com

  with a copy to:

Robert E. Michael, Esq.

5911 Riverdale Avenue

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

New York, NY 10471

E-mail: robert.e.michael.esq@gmail.com

(b)	If to Cipher, to:

Cipher Mining Technologies Inc.

222 Purchase Street, #290

Rye, NY 10580

Attn: Will Iwaschuk, Chief Legal Officer

E-mail: will.iwaschuk@ciphermining.com

or to such other address or addresses as the Parties may from time to time designate in writing.

6. Governing Law. Pursuant to New York General Obligations Law §5-1401, the Parties expressly agree that the rights and duties of the Parties under this Agreement and all matters arising hereunder or in connection herewith shall be governed by and construed in accordance with the law of the State of New York.

7. Consent to Jurisdiction. Pursuant to New York General Obligations Law §5-1402, each of the Parties hereby irrevocably consents and agrees that any legal action or proceedings arising hereunder or in connection herewith may be brought in the United States or New York State courts located in the borough of Manhattan, City of New York; and by its execution and delivery of this Agreement, each of the Parties hereby (i) accepts the jurisdiction of the foregoing courts, (ii) irrevocably agrees to be bound by any final judgment of any such court, and (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect hereto brought in any such court; and further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceedings brought in any such court has been brought in an inconvenient forum. Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner to the extent provided by law.

8. WAIVER OF JURY TRIAL. SOLELY TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH PARTY HEREBY, TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

9. Amendments; Waivers and Consents. No amendment of any provision of this Agreement will be valid unless the same will be in writing and signed by all Parties. No waiver of, or consent to departure from, any provision of this Agreement, or of or from any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be valid unless the same will be in writing and signed by the Party making such waiver or consent; nor will such waiver or consent be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

10. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous discussions, agreements and commitments between the Parties with respect thereto and any prior and contemporaneous confidentiality agreements executed by the Parties in respect of the transactions contemplated by this Agreement; and neither Party has relied upon any representation, express or implied not contained in this Agreement.

11. No Partnership Created. Each Party is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with the other Party other than that of independent contractors; nor shall it be construed as creating any relationship whatsoever between the Parties, including employer/employee, partners or joint venture parties.

12. Survival. All provisions of this Agreement that are expressly or by implication to come into or continue in force and effect after the expiration or termination of this Agreement shall remain in effect and be enforceable following such expiration or termination. The provisions of this Section shall survive expiration or termination of this Agreement.

13. Further Assurances. Each Party agrees to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Agreement and which do not involve the assumptions of obligations other than those provided for in this Agreement in order to give full effect to this Agreement and to carry out the intent of this Agreement.

14. Counterparts. This Agreement may be executed by the Parties in one or more counterparts, all of which taken together shall constitute one and the same instrument. The facsimile and digital signatures of the Parties shall be deemed to constitute original signatures, and facsimile and digital copies hereof shall be deemed to constitute duplicate originals.

15. No Rights in Third Parties. Except as otherwise expressly provided herein, this Agreement and all rights hereunder are intended for the sole benefit of the Parties hereto and shall not imply or create any rights on the part of, or obligations to, any other Person.

16. Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

17. Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other. Any rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, or any amendments or Exhibits hereto.

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

18. Amendment and Restatement of Original Agreement. The Parties hereby amend and restate, terminate and supersede the Original Agreement in its entirety with this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized representatives of the Parties hereto as of the date first written above.

500 N 4TH STREET LLC	CIPHER MINING TECHNOLOGIES INC.

/s/ Maxim Serezhin	/s/ Tyler Page
Name: Maxim Serezhin Title: Chief Executive Officer	Name: Tyler Page Title: Chief Executive Officer

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 1

AVAILABILITY SCHEDULE

FACILITY	POWER AVAILABILITY DATE	REQUIRED POWER	TYPE OF MINERS	MINIMUM POWER UTILIZATION CAPACITY OF MINERS
[***], Ohio	December 15, 2021	Forty (40) MWs	[TBD by Cipher]	[TBD by Cipher]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 2

APPROVED SUBCONTRACTORS

[***]

*** Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit because such information is both (i) non-material and (ii) would be competitively harmful if publicly disclosed.

SCHEDULE 3

SCOPE OF WORK

[***]